COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President (203) 498-4210

Vion Holds Annual Meeting and Provides
Clinical and Preclinical Development Update

NEW HAVEN, CT, October 25, 2005 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) announced that it would release updated information on the Company's clinical and preclinical product development programs at its Annual Meeting.

Annual Meeting Information

The Annual Meeting will be held today at 10:00 A.M. Eastern Time at The Kitano Hotel, 66 Park Avenue, New York, NY 10016. Slides being presented at the meeting will be available on the Company's website (www.vionpharm.com) at 10:00 A.M. Eastern Time.

Summary of New Developments

The Company will announce the following new developments and information from its clinical and preclinical programs:

•	50 sites are open for patient accrual on the Phase III trial of Cloretazine®;

•	Updated data from the Phase II single agent trial of Cloretazine® continues to show promise in previously untreated elderly AML and high-risk MDS;

•	A reopening of accrual to Stratum A of the Phase II trial of Cloretazine® is planned;

•	A request for an end-of-Phase II meeting to discuss clinical data from the Phase II trial of Cloretazine® has been made;

•	An end-of Phase II meeting with the FDA to discuss preclinical and toxicology registration requirements for Cloretazine® has been scheduled in 2005;

•	Scientific advice meetings with European regulatory authorities for Cloretazine® have been scheduled in 2005;

•	The Phase II trial of Triapine® in combination with gemcitabine in pancreatic cancer has been closed to accrual;

•	Two Phase I trials of an oral formulation of Triapine®, sponsored by the Company and the National Cancer Institute respectively, are expected to commence in the first half of 2006;

•	An IND for the Company's preclinical compound KS119W is expected to be filed in the first half of 2006.

Business Strategy

The Company continues to focus its efforts on registration of Cloretazine®, its lead anticancer agent. Relapsed acute myelogenous leukemia (AML) remains the primary indication for registration and is the focus of investigation in a pivotal Phase III trial of the compound. The Company is also seeking to establish additional indications for registration of Cloretazine® based on data from ongoing trials.

The Company's cash position was reported as $62.3 million at June 30, 2005, and based on its current operating plan, the Company believes that it has funding for its efforts into mid-2007.

Alan Kessman, Chief Executive Officer, remarked, "We continue to make progress towards the potential registration of Cloretazine® for the treatment of AML. Further, we believe that Cloretazine® has shown promise for use in both frontline and second line regimens for this disease. Based on the initial data from our Phase II single agent trial, we are encouraged as well with its potential for use in the treatment of poor-risk AML and high-risk myelodysplastic syndrome (MDS) in the elderly. We are also hopeful that in our other clinical trials of the compound, it will demonstrate its utility in indications where alkylating agents have previously demonstrated activity."

Cloretazine®

The Company initiated a Phase III trial of its lead anticancer agent, Cloretazine®, in March 2005. This trial, for which a Special Protocol Assessment was completed with the U.S. Food and Drug Administration in January 2005, is a randomized comparison of the combination of Cloretazine® and Ara-C versus placebo and Ara-C in patients with AML in first relapse. To date, 50 clinical sites have been opened to conduct this trial in North America and Europe.

Ann Cahill, Vice President, Clinical Development, stated, "We are pleased with the start of our Phase III trial. Vion's clinical development team has been working closely with our contract research organization to get the trial started in various centers, and we will meet our goal of having at least 50 sites open to conduct the trial by the end of this year. We remain on track to complete accrual in mid-2007."

At the Annual Meeting, the Company will also announce plans to reopen Stratum A of CLI-033, its Phase II single agent trial for patients with AML and high-risk MDS, in the near future. Stratum A enrolled patients over 60 years of age with previously untreated AML and high-risk MDS. The Company seeks to accrue 15-40 additional patients to this stratum.

Ms. Cahill stated, "We plan to accrue additional patients to Stratum A of this trial to further assess activity and toxicity as well as to generate additional pharmacokinetic data on Cloretazine® in this target patient population."

The Company will provide updated clinical outcome information for Stratum A at the Annual Meeting. In May 2005, the Company previously reported data from 95 patients in this stratum. 109 patients have been enrolled into the stratum to date, and 107 patients have been treated. The overall response rate (including complete remissions (CR) and complete remissions with low platelet count (CRp)) is 32%. Median survival for responders is 141 days, and median response duration is 82 days. Median survival for all patients is 94 days. The percentage of patients who died from any cause within the first thirty days following treatment is 18%.

The Company will also provide an analysis of the response rate in 100 patients from Stratum A according to age and performance status. Tables with this information are provided below.

CLI-033 (Stratum A): Analysis of Response Rate by Performance Status in Patients Age 60-69

Performance Status	All Patients	Percentage	Responders	Percentage
0	10	28%	3	30%
1	17	47%	8	47%
2	9	25%	3	33%
Total	36		14	39%

CLI-033 (Stratum A): Analysis of Response Rate by Performance Status in Patients 70 and Older

Performance Status	All Patients	Percentage	Responders	Percentage
0	16	25%	5	31%
1	26	41%	6	23%
2	22	34%	8	36%
Total	64		19	30%

Additional detailed information related to CLI-033 is available on slides from the Annual Meeting on the Company's website (www.vionpharm.com).

Ms. Cahill commented, "We continue to believe that Cloretazine®'s risk-to-benefit profile is favorable in the previously untreated elderly, poor-risk AML population. We are pleased that our response rate was maintained across patients of increasing age and declining performance status, and that the toxicity profile continues to show that the compound has minimal non-hematologic effects. We look forward to discussing the data from this clinical trial in an end-of-Phase II meeting with the FDA."

The Company will announce at the Annual Meeting that it has filed an end-of-Phase II meeting request with the FDA to discuss the clinical data from CLI-033, but that a date for the meeting has yet to be established. The Company will also announce that that it has scheduled an end-of-Phase II meeting with the FDA in the fourth quarter of 2005 to discuss the preclinical and toxicology data requirements for registration for its Cloretazine® program in elderly patients with previously untreated poor-risk AML and high-risk MDS. Finally, the Company will announce that scientific advice meetings with respect to CLI-033 and the Company's Phase III trial are scheduled to take place in the fourth quarter of 2005 with regulatory officials in France and Sweden.

In addition to its clinical trials for Cloretazine® in AML and high-risk MDS, the Company is pursuing clinical development of the compound as a single agent in chronic lymphocytic leukemia and small cell lung cancer, and in investigator-sponsored trials in adult and pediatric brain tumors. A Phase I trial of Cloretazine® in combination with temozolomide in hematologic malignancies is also underway.

Ms. Cahill concluded, "Our trials of Cloretazine® outside of AML and MDS are focused on indications where limited therapeutic options currently exist and in which demonstration of activity could lead to additional registration pathways."

Triapine®

The Company has been conducting an extension of a Phase II trial of its ribonucleotide reductase inhibitor, Triapine®, in combination with gemcitabine in pancreatic cancer. In this trial extension, patients have received a 24-hour infusion of Triapine® prior to treatment with gemcitabine. In January of this year, the Company announced that it was reducing the dose of Triapine® in this trial, while maintaining the duration of the infusion. After reviewing the data from patients accrued at the new schedule, the Company has decided to close the trial to further accrual.

Mr. Kessman remarked, "We are closing accrual to this trial in favor of focusing our resources on our efforts with Cloretazine®. We may pursue additional trials of Triapine® in combination regimens in the future, as results from the National Cancer Institute's ongoing trials and the upcoming trials of the oral formulation of Triapine® provide us with additional information."

The National Cancer Institute continues to sponsor multiple additional Phase I and II clinical trials of Triapine® which could provide additional registration pathways for the compound. The Company also continues to move forward in its plans to evaluate an oral formulation of Triapine®. The National Cancer Institute is expected to sponsor a trial of the oral formulation. The Company will also conduct a separate trial of this formulation in a different schedule. Both of these trials are now expected to commence in the first half of 2006.

Mr. Kessman concluded, "We are also interested in the recent preclinical findings from the National Cancer Institute presented in an abstract at the American Society for Therapeutic Radiation and Oncology meeting earlier this month which indicate that Triapine® may be a potent radiosensitizer. We are evaluating the initiation of a trial combining Triapine® and radiation."

Preclinical Programs

In its preclinical development program, the Company has focused its efforts on filing an Investigational New Drug (IND) Application for KS119W, an additional compound from the sulfonylhydrazine class which is selectively activated in hypoxic conditions. The Company now expects to file an IND for KS119W in the first six months of 2006.

Mr. Kessman added, "We continue to be excited by KS119W's potential and are looking forward to commencement of clinical trials of this compound. Due to our preclinical team's involvement in several aspects of the Cloretazine® program, our target date for filing an IND for KS119W is now the first half of next year."

In September 2005, the Company announced the execution of an exclusive license agreement for heterocyclic hydrazone compounds discovered by Austrian researchers. Once KS119W has been advanced into clinical trials, the Company plans to identify a lead candidate from the hydrazones for clinical development.

Vion Pharmaceuticals, Inc. is developing cancer therapeutics. Vion has two agents in clinical trials: Cloretazine®, a unique sulfonylhydrazine alkylating agent, is being evaluated in a Phase III trial in combination with cytarabine in relapsed acute myelogenous leukemia. Trials of Cloretazine® as a single agent in adult and pediatric brain tumors, small cell lung cancer and chronic lymphocytic leukemia, and in combination with temozolomide in hematologic malignancies, are also underway. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating KS119W, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.